UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2021 (December 7, 2021)

Viant Technology Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40015	85-3447553
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2722 Michelson Drive, Suite 100 Irvine, CA	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 861-8888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	DSP	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2021, the board of directors (the “Board”) of Viant Technology, Inc. (the “Company”) increased the size of the Board to five members and appointed Vivian W. Yang as a member of the Board, effective December 7, 2021. Ms. Yang will serve as a Class III Director until the Company’s 2024 Annual Meeting of Stockholders and until her successor is duly elected and qualified. Ms. Yang was also appointed as Chair of the Corporate Governance and Nominating Committee of the Board and as a member of the Audit Committee of the Board.

Ms. Yang, age 54, has extensive experience in the media and technology industry. She served as the chief legal officer of The Trade Desk, Inc., a Nasdaq listed provider of a global technology platform for buyers of advertising, from August 2016 until July 2020 and as chief administrative officer and general counsel of RealD Inc., a NYSE-listed company that develops and licenses 3D and other visual technologies globally, from April 2014 to August 2016. Ms. Yang has also served as senior vice president & general counsel for CityGrid Media, a digital advertising network owned by IAC, and senior vice president, business affairs, finance and administration of the Global Media Group at Time Warner. She has held senior positions with eCompanies, LLC and Sony Pictures Entertainment Inc. Ms. Yang started her legal career at Latham & Watkins LLP after receiving her JD from Georgetown University Law Center. She earned a B.S. in Accounting from The Pennsylvania State University and was a certified public accountant with KPMG prior to starting her legal career.

Ms. Yang will be granted two awards of restricted stock units with respect to the Company’s common stock. One restricted stock unit award will have a grant date fair value of $150,000, and will vest on the third anniversary of the date of grant, subject to Ms. Yang’s continued service to the Company. The second restricted stock unit award will have a grant date fair value of approximately $65,753, representing a pro rata portion of the standard annual director grant of restricted stock units, and will vest on the date of the Company’s next annual meeting of stockholders, subject to Ms. Yang’s continued service to the Company. The equity awards will be made under the Company’s 2021 Equity Incentive Plan. The Company also intends to enter into its standard form of indemnification agreement with Ms. Yang.

There are no arrangements or understandings between Ms. Yang and any other persons pursuant to which she was elected as a director of the Company. There are no family relationships between Ms. Yang and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Yang’s appointment to the Board, in order to achieve a more appropriate balance of the timing of term expirations among the Company’s three classes of directors based on the commencement of board service, the Board determined that Elizabeth Williams, currently a Class III director, should be reclassified from Class III to Class II (with a term expiring at our 2023 annual meeting of stockholders). Accordingly, on December 7, 2021, Ms. Williams agreed to resign from her position as a Class III director and the Board immediately reappointed her as a Class II director. The resignation and reappointment of Ms. Williams was effected solely to balance the timing of term expirations, and for all other purposes, including vesting and other compensation matters, Ms. Williams’s service on the Board is deemed to have continued uninterrupted.

On December 9, 2021, the Company issued a press release announcing Ms. Yang’s appointment. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release of Viant Technology Inc., dated December 9, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Viant Technology Inc.

Date: December 9, 2021	By:	/s/ Larry Madden
Name: Larry Madden
Title: Chief Financial Officer

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